CONTACTS
From: Anthony J. DeFazio	For: Michael Happel
DeFazio Communications, LLC	American Realty Capital New York Recovery REIT, Inc.
tony@defaziocommunications.com	mhappel@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital New York Recovery REIT Acquires

Commercial Condominiums in Midtown Manhattan

New York, NY, March 21, 2012 – American Realty Capital New York Recovery REIT, Inc. (the “Company”) announced that on March 16, 2012, it closed on the acquisition of the fee-simple interest in three commercial condominiums located at 350 West 42nd Street in the Midtown neighborhood of Manhattan, New York, at a purchase price of approximately $19.8 million, exclusive of closing costs. This acquisition increases the total size of the Company’s portfolio to approximately $143.9 million comprised of 10 properties.

The property is 100% leased to three tenants and contains 41,772 rentable square feet. The property consists of one parking garage unit (the “Parking Garage Unit”) and two ground floor retail units (“Retail Unit A” and “Retail Unit B,” respectively). Subject to the tenant’s right of first refusal, which expires on or about March 29, 2012, the Company will acquire one storage unit at the property (the “Storage Unit”).

The Parking Garage Unit is currently leased to 42 Parking LLC. TMO Parent LLC (known as Icon Parking Systems) has guaranteed the tenant’s obligations under the lease and operates over 185 parking facilities in Manhattan. The lease commenced in April 2007 and has a 20-year term, expiring in April 2027. Retail Unit A is currently master leased by the seller. Starbucks Corporation, which is rated by major credit rating agencies, has executed a letter of intent for a 10-year lease of Retail Unit A. Retail Unit B is currently leased to 350-42 Fruits & Vegetables Corp. (known as Well Green Market II). The lease commenced in February 2012 and has a 15-year term, expiring in February 2027. The Storage Unit is currently leased to The Orion Condominium. The lease commenced in January 2011 and has a 30-year term, expiring in December 2040.

American Realty Capital New York Recovery REIT, Inc. is a publicly registered, non-traded real estate investment program.

To arrange interviews with executives of American Realty Capital New York Recovery REIT, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.